UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Atchinson, William
   4600 Sleepytime Drive
   Boulder, CO  80301
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   02/12/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Celestial Seasonings, Inc.
   CTEA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   General Manager, Dietary Supplements
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |700                   |I               |By IRA                                         |
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Common Stock                               |400                   |I               |By Trust FBO son                               |
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Common Stock                               |400                   |I               |By Trust FBO Daughter                          |
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Common Stock                               |200                   |I               |By Trust FBO Daughter                          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Options to Purchase Comm|(1)      |2/12/08  |Common Stock           |15,000   |$30.75    |D            |                           |
on Stock                |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) 33-1/3% of such Options vest on 2/12/99 and the remaining 67-2/3% of such Options vest on a monthly basis over the two-year period ending February 12,
2001.
SIGNATURE OF REPORTING PERSON
/s/William Atchinson
DATE
February 23, 1998